Exhibit 10.25

FINAL VERSION

GEORGIA HOLDINGS, INC.

EXECUTIVE SEVERANCE PLAN

The Company hereby adopts the Georgia Holdings, Inc. Executive Severance Plan for the benefit of select employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. For the sake of clarity, this Plan shall apply only with respect to a Qualifying Termination that occurs following the Effective Date. All capitalized terms used herein are defined in Section 1 hereof. This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Accounting Firm” has the meaning given such term in Section 7.1 hereof.

1.2 “Accrued Obligations” means any (i) base salary earned but not paid through the Termination Date, (ii) pay for any vacation time earned but not used through the Termination Date, (iii) any business expenses incurred by the Participant but unreimbursed as of the Termination Date, provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days of the Termination Date and that such expenses are reimbursable under the applicable Company or Employer policy, and (iv) all other vested compensation or benefits under applicable employee benefit plans, including The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan and any applicable retention letters, in accordance with the terms of such plans.

1.3 “Affiliate” means, with respect to a Person, (i) any Person or entity that directly or indirectly controls, is controlled by or is under common control with, such Person and/or (ii) to the extent provided by the Plan Administrator, any Person or entity in which such Person has a significant interest; provided, that the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

1.4 “Annual Base Salary” means, with respect to any Participant, his or her annual base salary as in effect immediately prior to the Termination Date.

1.5 “Board” means the Board of Directors of Georgia Holdings, Inc.

1.6 “Cash Severance” has the meaning given such term in Section 2.4 hereof.

1.7 “Cause” means (a) the Participant’s gross negligence or willful misconduct, or willful failure to attempt in good faith to substantially perform his or her duties (other than due to physical or mental illness or incapacity), (b) the Participant’s conviction of, or plea of guilty or nolo contendere to, or confession to, (i) a misdemeanor involving moral turpitude or (ii) a felony (or the equivalent of a misdemeanor involving moral turpitude or felony in a jurisdiction other than the United States), (c) the Participant’s knowingly willful violation of the Company’s written policies that the Board determines is detrimental to the best interests of the Company, (d) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company, (e) the Participant’s use of alcohol or drugs that materially interferes with the performance of his or her duties, or (f) willful or reckless misconduct in respect of the Participant’s obligations to the Company or its Affiliates or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or its Affiliates; provided, however, that the Participant shall be provided a single ten (10) day period to cure any of the events or occurrences described in the immediately preceding clauses (a), (c), (e) or (f) hereof, to the extent curable.

1.8 “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in this Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

1.9 “Company” means Georgia Holdings, Inc., a Delaware corporation, or any successors thereto.

1.10 “Competitive Business” has the meaning given such term in Section 4.1 hereof.

1.11 “Disability,” with respect to a Participant, has the meaning set forth in (i) the then current employment (or similar) agreement entered into by and between such Participant and the Company or any of its Affiliates that is in effect as of the date of the Participant’s Termination, if applicable, which defines “Disability” or words of like import, or (ii) if the immediately preceding clause (i) does not apply, then “Disability” means the Participant’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature which has resulted in his or her inability to perform the essential functions of his or her position, even with reasonable accommodations, for an aggregate of one hundred and eighty (180) calendar days during any period of three hundred and sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.

1.12 “Effective Date” means the date upon which the one-year protection period contemplated by Section 6.1(c) of the Purchase Agreement expires.

1.13 “Employer” means, with respect to any Participant who is employed by a subsidiary of the Company, such Participant’s employer.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto. Reference in this Plan to any section of ERISA shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.16 “Excise Tax” has the meaning given such term in Section 7.1 hereof.

1.17 “Good Reason” means, with respect to a Participant, the occurrence of any of the following events: (i) an adverse change by the Company or the Employer in the Participant’s function, duties or responsibilities, which change would cause the Participant’s position with the Company or the Employer to become one of substantially less responsibility, importance or scope; (ii) a relocation of the Participant’s principal place of employment to a location more than fifty (50) miles away, if a move to such other location materially increases the Participant’s commute; (iii) a material reduction by the Company or the Employer (in one or more steps) in the Participant’s annual base salary or annual target bonus opportunity; or (iv) a material breach by the Company or the Employer of any material provision of any agreement or arrangement with, or obligation owed to, the Participant; provided, however, that the Participant shall notify the Company or the Employer within ninety (90) days of the occurrence of a change described above and the Company or the Employer shall have thirty (30) days to cure such change, which change, to the extent so cured, shall not be considered Good Reason. If the Good Reason event is not cured by the Company or the Employer, the Participant’s resignation must be effective within forty-five (45) days of the date of his or her notice of Good Reason in order for such resignation to constitute a Good Reason resignation.

1.18 “Inventions” has the meaning given such term in Section 4.5 hereof.

1.19 “Non-Compete Period” has the meaning given such term in Section 4.1 hereof.

1.20 “Participant” means any full-time employee of the Company or any subsidiary thereof who is designated by the Board as a participant in this Plan. As of the date of the Plan’s adoption, the individuals set forth on Exhibit A are designated as Participants.

1.21 “Payment” has the meaning given such term in Section 7.1 hereof.

1.22 “Person” means “person” as such term is used in Section 13(d) of the Exchange Act.

1.23 “Plan” means this Georgia Holdings, Inc. Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.24 “Plan Administrator” means the Compensation Committee of the Board.

1.25 “Pro Rata Bonus” means the product of (a) the annual bonus that the Participant would have earned for the year in which the Termination occurs, based on actual performance for the full year taking into account solely financial or other objective and nonqualitative performance criteria and assuming one hundred percent of such bonus was based solely on such factors, and (b) a fraction, the numerator of which is the number of full and partial months completed from the first day of the fiscal year in which the Termination Date occurs through the Termination Date, and the denominator of which is twelve (12).

1.26 “Proprietary Rights” has the meaning given such term in Section 4.5 hereof.

1.27 “Prior Year Bonus” means, with respect to any Participant, his or her annual bonus earned and payable for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs if such bonus has not been paid as of the Termination Date, taking into account solely financial or other objective and nonqualitative performance criteria and assuming one hundred percent of such bonus was based solely on such factors.

1.28 “Purchase Agreement” means the Purchase and Sale Agreement, dated as of November 26, 2012, by and among MHE Acquisition, LLC, McGraw-Hill Education LLC, The McGraw-Hill Companies, Inc. and the other Sellers (as defined in the Purchase Agreement) named therein.

1.29 “Qualifying Termination” means (a) the involuntary Termination of a Participant’s employment by the Company or one of its Affiliates, other than for Cause, and other than due to death or Disability or (b) the Termination of a Participant’s employment by the Participant for Good Reason, in each case occurring on or after the Effective Date.

1.30 “Release Effective Date” means the date on which the release of claims required pursuant to Section 2.6 has become effective and irrevocable in accordance with its terms.

1.31 “Safe Harbor Amount” means the greatest pre-tax amount of Severance Benefits that could be paid to a Participant without causing a Participant to become liable for any Excise Tax in connection therewith.

1.32 “Section 409A” has the meaning given such term in Section 10.11 hereof.

1.33 “Severance Benefits” has the meaning given such term in Section 2.4 hereof.

1.34 “Severance Period” has the meaning given such term in Section 2.4 hereof.

1.35 “Target Annual Bonus” means, with respect to any Participant, his or her target annual bonus opportunity as in effect immediately prior to the Termination Date.

1.36 “Termination” means any termination of a Participant’s employment with the Company and its Affiliates occurring on or after the Effective Date.

1.37 “Termination Date” means the date on which a Participant incurs a Termination.

1.38 “Unit” has the meaning given such term in Section 4.1 hereof.

SECTION 2. PAYMENTS UPON TERMINATION.

2.1 Generally. Subject to Sections 2.7, 7 and 10.11 hereof, a Participant shall be entitled to certain payments and benefits pursuant to the applicable provisions of Section 2 of this Plan if he or she incurs a Qualifying Termination, Termination by the Company or its

Affiliates due to the Participant’s Disability, or Termination due to the Participant’s death. Except as provided in Section 2.5, the payments and benefits described herein shall be in lieu of any other plan, program, policy, agreement or arrangement providing for payments upon Termination. For purposes of calculating severance benefits pursuant to this Section 2, any material reduction in a Participant’s Annual Base Salary or Target Annual Bonus, as the case may be, constituting Good Reason (without regard to notice and cure provisions) shall be disregarded.

2.2 Severance Benefits Prior to Effective Date. For any termination of a Participant’s employment occurring prior to the Effective Date, the severance arrangements described in Section 6.1(c) of the Purchase Agreement shall apply.

2.3 Payment of Accrued Obligations. The Company or the Employer, as applicable, shall pay to each Participant who incurs a Qualifying Termination, Termination by the Company or its Affiliates due to the Participant’s Disability, or Termination due to the Participant’s death: (A) a lump sum payment in cash, equal to the Participant’s earned but unpaid base salary through the Termination Date, paid no later than 10 days after the Termination Date, or sooner if required by law, and (B) all other Accrued Obligations in accordance with the applicable policies and plans of the Company or the Employer and applicable law.

2.4 Severance Benefits upon Qualifying Termination. In addition to the Accrued Obligations, but subject to Sections 2.7, 7 and 10.11 hereof, the Company or the Employer, as applicable, shall pay to each Participant who incurs a Qualifying Termination the following severance compensation and benefits (collectively, “Severance Benefits”): (a) the Participant’s Prior Year Bonus, paid at the same time as annual bonuses are paid to other senior executives of the Company, (b) cash severance payable over the Severance Period in accordance with the Company’s payroll practices in effect from time to time, equal to the sum of (i) an amount determined by the following formula, subject to a minimum of 12 months and a maximum of 18 months (as applicable, the “Severance Period”): 0.9, multiplied by the Participant’s monthly rate of Annual Base Salary, multiplied by the number of full and partial years of the Participant’s continuous service with the Company and its Affiliates or The McGraw-Hill Companies, Inc. and its Affiliates, up to a maximum of 20 years, and (ii) the Participant’s Target Annual Bonus (the amount payable pursuant to this clause (b), the “Cash Severance”); (c) the Pro Rata Bonus, paid at the same time as annual bonuses are paid to other senior executives of the Company; and (d) active participation for twelve (12) months following the Termination Date in Company-sponsored medical and dental benefit plans in which the Participant was participating at the time of his Termination (but only to the extent the Company continues to offer such plans to similarly situated active employees of the Company and similarly situated active employees continue to be eligible to participate in or accrue benefits under such plans, and only to the extent not otherwise prohibited by law and the terms of such plans or related policies, as determined by the Company in its sole discretion); provided that the Participant shall be responsible for any required payments for participation in such plans or programs. Notwithstanding the foregoing, if the Participant’s Severance Period exceeds a total period of twelve (12) months, the Company shall pay to the Participant, on or within thirty (30) days following the first anniversary of the Participant’s Termination Date, a cash lump sum payment equal 110% of the Cash Severance payable in respect of the period in excess of twelve (12) months. COBRA shall be provided in accordance with the Company’s then current practices.

2.5 Treatment of Equity-Based Compensation Awards in connection with a Termination. Each outstanding equity-based award (including the 2012 Cash Performance Awards (as defined in the Purchase Agreement)) held by a Participant who incurs a Termination shall be treated in accordance with its terms.

2.6 Payments upon Death or Disability. In addition to the Accrued Obligations, but subject to Sections 2.7, 7 and 10.11 hereof, the Company or the Employer, as applicable, shall pay to each Participant who is terminated due to death or Disability the following compensation and benefits: (a) the Prior Year Bonus, paid at the same time as annual bonuses are paid to other senior executives of the Company; and (b) the Pro Rata Bonus, paid at the same time as annual bonuses are paid to other senior executives of the Company. Except for those benefits described in the immediately preceding sentence, the Company will have no further obligations to the Participant upon such Termination.

2.7 Release. No Participant who incurs a Termination shall be eligible to receive any Severance Benefits or other payments beyond Accrued Obligations under this Plan unless, effective not later than 60 days following the Termination Date, he or she (or his or her beneficiary or estate, in the case of the Participant’s death or Disability) delivers a written release substantially in the form attached hereto as Schedule A that has become irrevocable and effective in accordance with its terms; provided, further, that any payments that the Participant is entitled to receive between the Termination Date and the Release Effective Date shall be paid by the Company in a lump sum within ten (10) days following the Release Effective Date.

SECTION 3. ADVANCED NOTICE FOR RESIGNATIONS WITHOUT GOOD REASON.

The Participant shall provide not less than ninety (90) days’ notice to the Company (and, if applicable, the Employer) prior to any Termination by him or her without Good Reason, it being understood that the Company may elect in its discretion to waive such period of notice, or any portion thereof.

SECTION 4. RESTRICTIVE COVENANTS.

4.1 Non-Competition. During the term of the Participant’s employment with the Company or any of its Affiliates and for a period of one year thereafter (provided, that if the Participant is required to give advance notice to the Company or its Affiliates of his or her resignation pursuant to Section 3, then such one-year period shall commence on the date such notice is actually given by the Participant) (the “Non-Compete Period”), the Participant shall not (without the prior written consent of the Company), directly or indirectly, (i) engage in any Competitive Business, (ii) render any services to any Competitive Business in a manner that enhances the capacity of such Competitive Business to engage in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates, or (iii) acquire a financial interest in any Competitive Business. For purposes of this Section 4.1: (A) the phrase “directly or indirectly engage in”

shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise (provided that licensers of technology shall only be covered if the Participant is personally working on technology for a Competitive Business and such technology is not technology that is generally available to a broad group of customers), and (B) the term “Competitive Business” shall mean a business that engages in the production, sale, provision or distribution of products or services similar to those produced, sold, distributed or provided by the Company or any of its Affiliates during the three-year period ending on the Termination Date. Notwithstanding the foregoing, nothing contained herein will prevent the Participant from engaging in any activity (including those described in the first sentence of this Section 4.1 for or with respect to any subsidiary, division or affiliate or unit (each a “Unit”) of an entity that is a Competitive Business, so long as that Unit is not itself a Competitive Business and so long as the Participant is not providing services, or is actively involved in the supervision of other Persons who are providing services, to any other Unit of such entity or business that is a Competitive Business. In addition, notwithstanding the foregoing, nothing herein shall prohibit the Participant from being a passive owner of not more than 2% of the outstanding equity securities of any class of a corporation or other entity that is publicly traded, or not more than 2% of any non-voting equity securities or debt securities of any corporation or other entity, so long as the Participant has no active participation in the business of such corporation or other entity (including, without limitation, serving as a member of the board of directors or as a consultant). The obligations of the Participant under this Section 4.1 shall apply to (x) any geographic area or territory in which the Company or any of its Affiliates is engaged in business as of the Termination Date, and (y) any prospective geographic area or territory that within the six (6) months preceding the Termination Date of the Participant’s employment, has been the subject of serious consideration by the Company or any of its Affiliates as a business location and which the Participant is or has been made aware of. For purposes of this Section 4.1, “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

4.2 Non-Solicitation; Non-Hire. During the Non-Compete Period, the Participant shall not (without the prior written consent of the Company) directly or indirectly: (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company or any of its Affiliates to terminate their relationship with or leave the employ of the Company or any such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company or any of its Affiliates until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company or such Affiliate has ended, or (iii) induce or attempt to induce any customer, supplier, prospect licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, prospect licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand; provided, that clauses (i) and (ii) of this Section 4.2 shall not apply to the solicitation or hiring of the Participant’s administrative assistant; provided, further, that none of (A) the Participant’s acting as a reference for employees, (B) any generic, nontargeted advertising affiliated directly or indirectly with the Participant or (C) the Participant’s good faith and proper performance of his or her duties and responsibilities for the Company and its Affiliates during employment shall be deemed a breach of this Section 4.2. For purposes of this Section 4.2, “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

4.3 Non-Disparagement. During the term of the Participant’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Participant shall not, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any of its Affiliates, successors, directors or officers. During the term of the Participant’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Company shall not, directly or indirectly, issue or communicate any public statement, or statement likely to become public, that is disparaging of, damaging to, or could reasonably be expected to be harmful to, the Participant. The foregoing shall not be violated, either by the Participant or by the Company, by truthful responses to legal process or inquiry by a governmental authority, competitive-type statements that are normal and customary for the industry in the context of product comparisons and the like, rebuttal of statements by the Company or the Participant, as applicable, or good faith statements by the Participant, an officer or a director in the good faith performance of duties for the Company or its Affiliates or good faith statements by the Company in the good faith conduct of its business. For purposes of this Section 4.3, “Affiliates” shall be limited to those Affiliates who are engaged in the same or substantially related business as the Company or any of its subsidiaries and other Affiliates in which the Company, directly or indirectly, owns 20% or more of the equity interests.

4.4 Non-Disclosure of Confidential Information; Return of Property. During the term of the Participant’s employment with the Company or any of its Affiliates and thereafter in perpetuity, the Participant shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Participant’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s or any of its Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets; provided, that the Participant’s good faith performance of his or her duties and responsibilities for the Company and its Affiliates during employment shall not be deemed a breach of this Section 4.4. Upon the Participant’s Termination for any reason, the Participant shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s or any of its Affiliates’ customers, business plans, marketing strategies, products or processes. The Participant may nonetheless retain copies of documents relating to the Participant’s compensation; the Participant’s personal entitlements and obligations; the Participant’s rolodex (and electronic equivalents); and the Participant’s cell phone number. The Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.

4.5 Intellectual Property Rights.

(a) The Participant agrees that the results and proceeds of the Participant’s services for the Company or its subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Participant, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Participant whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its subsidiaries or Affiliates) under the immediately preceding sentence, then the Participant hereby irrevocably assigns and agrees to assign any and all of the Participant’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its subsidiaries or Affiliates), and the Company or such subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such subsidiaries or Affiliates without any further payment to the Participant whatsoever. As to any Invention that the Participant is required to assign, the Participant shall promptly and fully disclose to the Company all information known to the Participant concerning such Invention. The Participant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(b) The Participant agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Participant shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 4.5(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being the Participant’s employer (or Affiliate of the Employer, as applicable). The Participant further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Participant shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Participant shall execute, verify and deliver such documents and perform such other acts (including, without limitation, appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Participant shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Participant’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the Participant’s Termination.

4.6 Participant Acknowledgements. The Participant understands that this Section 4.6 may limit his or her ability to earn a livelihood in a business competitive to the business of the Company and its Affiliates. The Participant expressly acknowledges and agrees that this Section 4.6 is reasonable and necessary for the protection of the legitimate business interests of the Company and is reasonable in scope.

4.7 Notification of Subsequent Employer. The Participant hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which the Participant remains subject to any of the covenants set forth in Section 4, the Participant shall provide such prospective employer with written notice of the provisions of this Section 4 (to the extent any such provisions are applicable and in effect at the time of such notice), with a copy of such notice delivered to the Company not later than three (3) business days prior to the date on which the Participant commences such employment or provision of services. For the avoidance of doubt, the Company shall in any event be permitted to provide any such prospective employer with written notice of the provisions of Section 4 of this Plan.

4.8 Remedies and Injunctive Relief. Upon any material breach by the Participant of the restrictive covenants contained in this Section 4 within three (3) years of such Participant’s Termination, the Company (or the Employer, as applicable) will cease to make any further severance payments, and will be entitled to prompt reimbursement from the Participant of any severance amounts already paid to him or her since the date of such breach, upon ten (10) days prior written demand by the Plan Administrator, all in addition to any other remedy which may be available to the Company and its Affiliates at law or in equity. The Participant acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Participant breaches any of the terms of the covenants set forth in this Section 4, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Participant hereby agrees that, in the event of a breach of any of the covenants contained in this Section 4, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. The Company hereby acknowledges that a breach of the Company’s covenant contained in Section 4.3 will cause irreparable damage to the Participant, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company hereby agrees that, in the event of a breach of the Company’s covenant contained in Section , in addition to any other remedy which may be available at law or in equity, the Participant shall be entitled to specific performance and injunctive relief.

4.9 Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 4 in any respect shall not affect the validity or enforceability of the other provisions of this Section 4 in any other respect, or of any other provision of this Plan. In the event that any provision of this Section 4 shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of this Section 4 is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

SECTION 5. LITIGATION COOPERATION.

The Participant agrees that during and after his employment by the Company and its Affiliates, the Participant will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, which are not adverse to the Participant (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Participant’s employment or the period of the Participant’s employment by the Company. The Participant agrees, unless precluded by law, to promptly inform the Company if the Participant is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Participant also agrees, unless precluded by law, to promptly inform the Company if the Participant is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Participant’s employment or the period of the Participant’s employment by the Company or the Employer, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Participant for all of the Participant’s reasonable out-of-pocket expenses associated with such assistance. In addition, if the Participant provides such assistance after the Severance Period has ended and is not testifying, the Participant shall receive reasonable compensation for assisting the Company. Any reimbursement that is taxable income to the Participant shall be subject to applicable withholding and employment taxes.

SECTION 6. PLAN ADMINISTRATION.

6.1 This Plan will be administrated by the Plan Administrator. The Plan Administrator will have full authority to select participants, to construe and interpret this Plan, to establish, amend and rescind rules and regulations relating to the administration of this Plan, and to take all such actions and make all such determinations in connection with the administration of this Plan as it may deem necessary or desirable. All determinations by the Plan Administrator will be final and binding on all interested persons, subject to Section 11.7.

6.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

6.3 The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan. All reasonable expenses thereof shall be borne by the Company.

6.4 The Plan Administrator shall provide each Participant with a notice in writing indicating that he or she has been selected for participation in this Plan.

SECTION 7. EXCISE TAX CUTBACK.

7.1 In the event that a Participant becomes entitled to payments or benefits under this Plan, and/or any other payments or benefits by reason of a “change of control” as defined in Section 280G of the Code and regulations thereunder (collectively, the “Payments”), and any such Payment would constitute an “excess parachute payment’ within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company and reasonably acceptable to the Participant (the “Accounting Firm”), the amount of the Participant’s Payments shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Participant, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Participant with respect thereto, would be greater if no Excise Tax were imposed.

7.2 If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments” (as defined in Section 280G of the Code). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards, and the acceleration of the vesting of full shares shall be cancelled before the acceleration of the vesting of options.

7.3 All determinations required to be made under this Section 7 will be made by the Accounting Firm. Any determination by the Accounting Firm will be binding upon the Company and the Participant. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 7 shall be borne by the Company.

SECTION 8. MITIGATION AND OFFSET.

8.1 Mitigation. No Participant shall be required to mitigate the amount of any payment under this Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his dependents, beneficiaries or estate provided for in this Plan.

8.2 Offset. If, after a Participant’s Termination, the Participant is employed by another entity or becomes self-employed, the amounts (if any) payable under this Plan to the Participant shall not be offset by the amounts (if any) payable to the Participant from such new employment with respect to services rendered during the Severance Period applicable to such Participant under this Plan.

SECTION 9. PLAN MODIFICATION OR TERMINATION.

This Plan may be amended or terminated by the Plan Administrator at any time; provided that this Plan may not be amended or terminated in a way adverse to a Participant without his or her consent.

SECTION 10. GENERAL PROVISIONS.

10.1 Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant whose employment was terminated who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

10.2 If the Company or any Employer is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Employer is obligated by law to provide advance notice of separation, then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any such notice period.

10.3 Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or any of its Affiliates, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

10.5 The Company or any Employer may assign its respective rights and obligations under this Plan to the hereafter cited person without the consent of any Participant in the event that such Company or Employer, as applicable, hereafter affects a reorganization, consolidation with, or merges into, any Person or transfers all or substantially all of its properties or assets to any Person; provided, that any such assignment shall not be deemed to expand the scope of Section 4.1, 4.2 or 4.3 hereof and the assignee assumes the obligation hereunder in writing. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, each Participant, present and future, and any successor or assignee to the Company or Employer pursuant to the first sentence hereof. If a Participant whose employment is terminated shall die while any amount would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the estate of the Participant whose employment was terminated.

10.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

10.7 This Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether this Plan is funded, no Participant shall have any right to, or interest in, any assets of the Company or its Affiliates which may be applied by the Company to the payment of benefits or other rights under this Plan.

10.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

10.9 This Plan shall be construed and enforced according to the laws of the State of New York to the extent not preempted by federal law, which shall otherwise control.

10.10 All benefits hereunder shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

10.11 For purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under this Plan are designated as separate payments. It is intended that the provisions of this Plan comply with Section 409A, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his or her account in connection with this Plan (including, without limitation, any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Plan to the contrary, in the event that a Participant is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of his or her “separation from service” within the meaning of Section 409A shall be made to the Participant prior to the date that is six (6) months after the date of his or her “separation from service” or, if earlier, his or her date of death. Immediately following such delay period, all such delayed payments will be paid in a single lump sum. In addition, for purposes of this Plan, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for a Participant’s benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by such Participant to the Company or any Affiliate.

SECTION 11. CLAIMS, INQUIRIES, APPEALS.

11.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Plan Administrator in writing, as follows:

Georgia Holdings, Inc.

c/o Apollo Management VII, L.P.

9 West 57th Street, 48th Floor

New York, NY 10019

Attn: Executive Severance Plan Administrator

11.2 Denial of Claims.

(a) In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of this Plan’s review procedure.

(b) This written notice will be given to the Participant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

(c) This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

11.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Georgia Holdings, Inc.

c/o Apollo Management VII, L.P.

9 West 57th Street, 48th Floor

New York, NY 10019

Attn: Executive Severance Plan Administrator

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

11.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 11.4 the application will be deemed denied on review.

11.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

11.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 11.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan

Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 11.4 above).

11.7 Arbitration; Waiver of Jury Trial.

(a) Except as provided in Section 11.7(b) below, any dispute, claim or controversy arising under, out of, or in connection with or in relation to this Plan, or any breach, termination or validity thereof, shall be finally determined and settled by arbitration in New York, New York in accordance with the applicable rules of the American Arbitration Association in effect at the time of arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets. Any review by an arbitrator pursuant to this Section 11.7 shall be de novo. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. Unless and only to the extent prohibited by applicable law, the parties agree to maintain all aspects of any arbitration proceedings, findings and decisions (whether by arbitrator or court) strictly confidential. To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party. In the event that an action is brought to enforce the provisions of this Plan pursuant to this Section 11.7(a), each party shall pay its own attorneys’ fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered, provided, that the arbitrator may in its discretion award costs to the Participant if it determines that to be appropriate.

(b) Notwithstanding the foregoing, (i) the Participant agrees that it would be difficult to measure any damages caused to the Company and its Affiliates which might result from any breach by the Participant of the covenants set forth in Section 4, and that in any event, money damages would be an inadequate remedy for any such breach, and (ii) the Company agrees that it would be difficult to measure any damages caused to the Participant for its breach of Section 4.3. Accordingly, (1) if the Participant breaches, or proposes to breach, Section 4, the Company and its Affiliates shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party, and (2) if the Company breaches, or proposes to breach, Section 4.3, the Participant shall be entitled, in addition to all other remedies such party may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the non-breaching party from any court having competent jurisdiction over either party.

(c) The Participant and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, in the event of any breach or threatened breach by the Participant of Section 4, and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(d) EACH OF THE COMPANY AND THE PARTICIPANT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING, WITHOUT LIMITATION, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS PLAN.

SCHEDULE A

RELEASE

WHEREAS, I, the undersigned, am a participant in the Georgia Holdings, Inc. Executive Severance Plan (the “Plan”);

WHEREAS, my employment with the Company has been terminated; and

WHEREAS, this “Release” is referred to in Section 2.6 of the Plan.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration contained herein and received or to be received in accordance with the terms of the Plan (including the severance payments outlined in Section 2.4 of the Plan (other than the Accrued Obligations)), I hereby agree as follows (capitalized terms not defined herein are as defined in the Plan):

1. Without prejudice to enforcement of the covenants, promises and/or rights reserved herein, I (on my own behalf and on behalf of my heirs and legal representatives, administrators, successors and assigns (collectively, the “Successors”)) hereby irrevocably and unconditionally release, acquit and forever discharge the Company and (only with respect to each such following person’s affiliation with the Company) (a) each of its past, present, and future direct and indirect Affiliates, subsidiaries, related companies and divisions and (b) in such capacity each of their respective past, present and future stockholders, trustees, members, partners, employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers), directors, officers, employees, agents and attorney (individually and in their official capacities), as well as any predecessors, future successors and assigns or estates of any of the foregoing (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, without limitation, those arising out of the Plan or the termination of my employment thereunder or my employment by the Company or the termination thereof, including, without limitation, under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”) and the Sarbanes-Oxley Act of 2002,1 that I now have, or have ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of my execution and delivery hereof. Anything to the contrary notwithstanding, nothing herein shall release the Company or any other Releasees from any claims or damages based on (v) any right I may have to enforce the provisions of the Plan

[1]	Subject to revision to the extent required to comply with applicable federal or state law.

which are intended to survive a termination of my employment with the Company, including, without limitation, the non-disparagement obligations of the Company described in Section 4.3 of the Plan, (w) any right or claim that arises after the date this Release is executed or that otherwise may not be legally released, (x) any right I may have to vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company or any other Releasee, (y) my right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws (or any other governing documents) of the Company, or any applicable insurance policy (including, without limitation, any directors and officers insurance or similar policies) or (z) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I, on the one hand, and any of the Releasees, on the other hand, are jointly liable.

2. I understand that I have been given a period of [21/45] days to review and consider this Release before signing it pursuant to ADEA. I further understand that I may use as much of this [21/45-] day period as I wish prior to signing. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS RELEASE CAREFULLY; THIS RELEASE IS WORDED IN AN UNDERSTANDABLE WAY; I AM BEING ADVISED BY THIS WRITING TO CONSULT AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; I FULLY UNDERSTAND THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS RELEASE, BY SIGNING BELOW I AM WAIVING ANY RIGHTS AND RELEASING CLAIMS, INCLUDING, WITHOUT LIMITATION, ALL RIGHTS AND CLAIMS ARISING UNDER THE ADEA, WHICH I MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS RELEASE; I DO NOT WAIVE CLAIMS UNDER THE ADEA THAT MAY ARISE AFTER THE DATE I SIGN THIS RELEASE; AND THE CONSIDERATION GIVEN BY THE COMPANY FOR THE WAIVER OF RIGHTS AND RELEASE OF CLAIMS IS IN ADDITION TO ANYTHING OF VALUE TO WHICH I AM ALREADY ENTITLED. I ACKNOWLEDGE THAT I HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AND I AGREE TO ALL OF ITS TERMS VOLUNTARILY.

3. I acknowledge and represent that I understand that I may revoke this Release within 7 days after signing this Release. Revocation can be made by delivering a written notice of revocation to the Plan Administrator at the address specified in Section 11.1 of the Plan. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after I sign this Release.

4. I represent and acknowledge that in executing this Release I am not relying upon, and have not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company.

5. This Release shall not in any way be construed as an admission by me that I have acted wrongfully. I also acknowledge and agree that I have not, with respect to any transactions or state of facts existing prior to the date hereof, (a) filed any actions with respect to the Company or any of the Releasees with any governmental agency, court or tribunal or (b) assigned or transferred any action to a third party. This Release shall serve as a bar to any claims, charges, complaints or actions by me or my Successors against any of the Releasees with respect to items released herein and neither I nor my Successors shall file any claims, charges, complaints or actions with respect to items released herein. Notwithstanding the foregoing, it is understood that I shall not be precluded by this Release from filing a charge with any relevant federal, state or local administrative agency, court or other body challenging the validity of my claims under ADEA, or initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, but I agree to waive my rights with respect to any monetary or other financial relief arising from any such proceeding or investigation. To the extent any claim, charge, complaint or action released by me in this Release is brought by me or my Successors for my benefit or on my behalf, I (and my Successors) expressly waive any claim to any form of monetary or other damages, including, without limitation, attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. I further agree to dismiss with prejudice any pending civil lawsuit related to any such claim, charge, complaint or action.

6. Should any provision hereof be invalid or otherwise unenforceable under any law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of law, and the remaining provisions of this Release will remain in full force and effect and be fully valid and I represent and agree (a) that I have, to the extent I desire, discussed all aspects of this Release with my attorney, (b) that I have carefully read and fully understand all of the provisions of this Release, and (c) that I am voluntarily entering into this Release.

7. This Release may only be amended or modified by a writing signed by both the Company and me.

8. This Release shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed and performed in such State.

9. If I revoke this Release (including, without limitation, the waiver of rights and release of any ADEA claims covered hereby), I will be deemed not to have accepted any of the terms of this Release and I will not be entitled to any Severance Benefits under the Plan or any other severance plan that were conditioned on the delivery of an effective and irrevocable release of claims.

IN WITNESS WHEREOF, I have executed this Release as of the date set forth below.

Signed:

Printed Name:

Date:

EXHIBIT A

LIST OF PARTICIPANTS

[Confidential Schedule]